Exhibit 99.1

NEWS RELEASE

CONTACTS:	Arctic Cat Inc.	PadillaCRT
	Timothy C. Delmore	Shawn Brumbaugh
	Chief Financial Officer	shawn.brumbaugh@padillacrt.com
	763-354-1800	612-455-1754

Arctic Cat Reports Fiscal 2015 First Quarter Results

•	Net sales up 19 percent to $143.6 million;

•	Net earnings of $0.27 per diluted share; adjusted net earnings totaled $0.35 per diluted share, excluding $0.08 severance charge;

•	Company maintains full-year sales and earnings outlook for fiscal 2015, excluding severance charge

MINNEAPOLIS, July 25, 2014 – Arctic Cat Inc. (NASDAQ: ACAT) today reported net earnings of $3.6 million, or $0.27 per diluted share, for the fiscal first quarter ended June 30, 2014, on record net sales of $143.6 million. The company recorded a severance charge in the 2015 first quarter that reduced earnings by $0.08 per diluted share. Excluding this charge, the company’s first quarter earnings totaled $0.35 per diluted share, as adjusted. In the prior-year quarter, Arctic Cat had record net earnings of $5.5 million, or $0.40 per diluted share, on net sales of $120.8 million.

Commented Christopher Twomey, Arctic Cat’s chairman and chief executive officer: “We had record sales for a first quarter, with strong contributions from snowmobile sales. We shipped a large percentage of our lower-margin OEM partner models in the quarter. Sales of ATVs and side-by-sides were lower in the first quarter, as planned, to reduce dealer inventories ahead of our ATV dealer show in September.”

Added Twomey: “Higher sales were not enough to overcome the unfavorable Canadian currency and the planned increase in OEM sales in the 2015 first quarter, resulting in lower profitability compared to record earnings in the year-ago period. Going forward, we remain focused on increasing sales this fiscal year by introducing innovative new products, as well as continuing to leverage the company’s operating efficiency.”

First-Quarter Operating Review

Arctic Cat’s fiscal 2015 first-quarter net sales rose approximately 19 percent to $143.6 million, chiefly due to higher snowmobile sales to its OEM partner, in addition to increased sales from its parts, garments and accessories (PG&A) business.

Arctic Cat Reports Fiscal 2015 First Quarter Results – 2

Gross profit margin in the 2015 first quarter was 21.4 percent compared to 24.1 percent in the prior-year quarter. The gross profit margin decline of 270 basis points stemmed primarily from the unfavorable Canadian currency exchange, as approximately 30 percent of Arctic Cat’s annual sales are to Canada. Also impacting gross margin in the quarter were lower-margin OEM sales.

The company continued to invest in research and development to ensure a strong pipeline of new products and technologies. Operating expenses as a percent of sales were 17.6 percent compared to 17.1 percent. General and administrative expense includes the severance charge of $1.5 million for Arctic Cat’s former CEO, who left the company on May 30, 2014. Operating profit in the 2015 first quarter was $5.6 million compared to $8.5 million in the same quarter last year. Excluding the charge, Arctic Cat’s operating profit was $7.1 million, as adjusted.

Arctic Cat ended the 2015 first quarter with cash and short-term investments totaling $24.3 million, and no long-term debt. During the quarter, the company repurchased approximately 27,000 shares of its stock at a cost of approximately $1.0 million.

Business Line Results

ATVs/Side-by-Sides – Sales of Arctic Cat’s all-terrain vehicles (ATVs) and side-by-sides totaled $63.8 million, down 16 percent compared to prior-year sales of $76.3 million. The company focused on lowering dealer inventory in advance of its September dealer show, where it plans to introduce 14 new models for the 2015 model year.

Retail sales of Arctic Cat’s side-by-sides rose in the 2015 first quarter, primarily driven by demand for the new Wildcat™ Trail model which began shipping in late fiscal 2014. With a narrower stance, the 50-inch Wildcat Trail allows riders access to authorized ATV trails, making it a versatile option for consumers.

Snowmobiles – Snowmobile sales in the fiscal 2015 first quarter rose 149 percent to $56.2 million, up from $22.6 million in the prior-year quarter. The increased snowmobile sales in the quarter were largely due to Arctic Cat’s expanded OEM partnership. Following strong retail sales and market share gains in fiscal 2014, Arctic Cat anticipates higher snowmobile sales to its dealers in the current fiscal year.

Parts, Garments & Accessories – Sales of parts, garments and accessories (PG&A) in the fiscal 2015 first quarter grew 8 percent to $23.7 million versus $21.9 million in the prior-year quarter. The growth was driven by sales of newly developed accessories for the exciting new Wildcat Trail model, as well as core ATV accessories.

Arctic Cat Reports Fiscal 2015 First Quarter Results – 3

Fiscal 2015 Full-Year Outlook

Commented Twomey: “We continue to anticipate delivering the highest sales in the history of Arctic Cat for fiscal 2015, driven by our strong pipeline of innovative new products and technologies. However, as we have previously stated, our profitability faces significant headwinds this fiscal year.”

For the fiscal year ending March 31, 2015, Arctic Cat continues to anticipate net sales in the range of $775 million to $786 million. The company estimates its full-year fiscal 2015 earnings will be in the range of $2.25 to $2.35 per diluted share, including the executive severance charge of $0.08 recorded in the fiscal 2015 first quarter and the anticipated unfavorable Canadian currency impact up to $0.79 per diluted share for the fiscal 2015 full year. Excluding the severance charge, the company anticipates that fiscal 2015 earnings per share will be in the range of $2.33 to $2.43 per diluted share.

Arctic Cat’s fiscal 2015 outlook includes the following assumptions versus the prior fiscal year: core ATV North America industry retail sales flat to up 2 percent; side-by-side North America industry retail sales up 6 percent to 9 percent; North America snowmobile industry retail sales flat to up 3 percent; slightly higher operating expense levels as a percent of sales primarily due to the Canadian currency hedge benefit received during last fiscal year 2014; and increasing cash flow from operations. The company expects gross margins to be down 110 basis points, chiefly due to Canadian currency and, to a lesser extent, product mix and tooling amortization.

“We expect this to be a challenging year, particularly in the first half of fiscal 2015,” Twomey said. “Yet, we are excited about the underlying strength of our business, product portfolio and future growth prospects, and we remain committed to shareholder value creation.”

Conference Call

A conference call is scheduled for 10 a.m. CT (11 a.m. ET) today. To listen to the live call, dial 888-438-5448. The webcast may be accessed through the investor relations section of www.arcticcat.com/corporate. In addition, a telephone replay will be available through August 1, 2014, by dialing 888-203-1112, passcode 2838978.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs), side-by-sides and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Arctic Cat Reports Fiscal 2015 First Quarter Results – 4

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements including statements related to our fiscal 2015 outlook, business strategy, expected product introductions and demand. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales, pricing and sales incentives; increase in material or production cost which cannot be recouped in product pricing; unexpected delays in the introduction of new products; changes in the sourcing of engines; interruption of dealer floorplan financing; warranty expenses and product recalls; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of reserves or insured amounts; environmental and product safety regulatory activity; effects of the weather; general economic conditions and political changes; interest rate changes; consumer demand and confidence; and those set forth in the Company’s Annual Report on Form 10-K for the year ended March 31, 2014, under heading “Item 1A. Risk Factors.” The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

Arctic Cat Reports Fiscal 2015 First Quarter Results – 5

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts) (Unaudited)

	Three Months Ended June 30,
	2014	2013
Net Sales
Snowmobile & ATV Units	$119,978	$98,914
Parts, Garments & Accessories	23,661	21,854

Total Net Sales	143,639	120,768
Cost of Goods Sold
Snowmobile & ATV Units	97,701	77,908
Parts, Garments & Accessories	15,137	13,700

Total Cost of Goods Sold	112,838	91,608

Gross Profit	30,801	29,160
Operating Expenses
Selling & Marketing	6,981	6,994
Research & Development	5,346	5,282
General & Administrative	12,904	8,411

Total Operating Expenses	25,231	20,687

Operating Profit	5,570	8,473
Other Income (Expense)
Interest Income	4	9
Interest Expense	(40)	(3)

Total Other Income (Expense)	(36)	6

Earnings Before Income Taxes	5,534	8,479
Income Taxes	1,965	3,011

Net Earnings	$3,569	$5,468

Net Earnings Per Share
Basic	$0.28	$0.41

Diluted	$0.27	$0.40

Weighted Average Shares Outstanding:
Basic	12,896	13,215

Diluted	13,082	13,711

	June 30,
Selected Balance Sheet Data:	2014	2013
Cash and Short-term Investments	$24,273	$48,894
Accounts Receivable, net	33,194	43,734
Inventories	185,264	149,736
Total Assets	320,254	306,219
Short-term Bank Borrowings	—	—
Total Current Liabilities	126,565	119,283
Long-term Debt	—	—
Shareholders’ Equity	184,794	182,460

Arctic Cat Reports Fiscal 2015 First Quarter Results – 6

	Three Months Ended June 30,
Product Line Data:	2014	2013	Change
Snowmobiles	$56,152	$22,574	149%
All-Terrain Vehicles	63,826	76,340	-16%
Parts, Garments & Accessories	23,661	21,854	8%

Total Sales	$143,639	$120,768	19%

# # #